Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of March 23, 2015, is by and among Chrisopher Alafi, Ph.D., Moshe Alafi and Alafi Capital Company, LLC (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of Common Stock, par value $0.0001 per share, of Intra-Cellular Therapies, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Date: March 23, 2015	By:	/s/ Christopher Alafi, Ph.D.
Christopher Alafi, Ph.D.

Date: March 23, 2015	By:	/s/ Moshe Alafi
Moshe Alafi

Date: March 23, 2015	ALAFI CAPITAL COMPANY, LLC

	By:	/s/ Christopher Alafi, Ph.D.
Christopher Alafi, Ph.D.
Managing Partner